Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
February 16, 2012 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Fourth Quarter and Fiscal Year 2011 Earnings;

Achieves Record Sales for Fiscal Year 2011

SEATTLE, Wash. (February 16, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $236 million, or $1.11 per diluted share, for the fourth quarter ended January 28, 2012. This represented an increase of 1.7 percent compared with net earnings of $232 million, or $1.04 per diluted share, for the same quarter last year.

Fourth quarter same-store sales increased 7.1 percent compared with the same period in fiscal 2010. Net sales in the fourth quarter were $3.17 billion, an increase of 12.5 percent compared with net sales of $2.82 billion during the same period in fiscal 2010. Additionally, total net sales of $10.50 billion for fiscal 2011 were the highest in the company’s history and represented two consecutive years of approximately 13 percent annual growth.

FOURTH QUARTER SUMMARY

Nordstrom’s fourth quarter performance was consistent with the strong trends the company experienced throughout 2011. The company achieved record sales for fiscal 2011, while continuing to make significant investments in the business to evolve with customers and to enhance its platform for sustainable, profitable growth.

•

Nordstrom net sales, which include results from the full-line and Direct businesses, increased $232 million, or 9.8 percent, compared with the same period in fiscal 2010. Same-store sales increased 8.4 percent. Top-performing merchandise categories included Handbags, Designer and Cosmetics. The South and Midwest regions were the top-performing geographic areas for full-line stores relative to the fourth quarter of 2010. The Direct channel continued to show strong performance, with 35 percent quarter-over-quarter sales growth.

•	Nordstrom Rack net sales increased $85 million, or 17.7 percent, compared with the same period in fiscal 2010, with same-store sales up 2.2 percent.

•

Gross profit, as a percentage of net sales, increased 12 basis points compared with last year’s fourth quarter. The improvement was driven by the ability to leverage buying and occupancy expenses during the quarter.

•

Retail selling, general and administrative expenses increased $121 million compared with last year’s fourth quarter. The increase was primarily attributable to various customer facing e-commerce initiatives, including HauteLook, and sales growth in both existing and new stores.

•

In the Credit segment, customer payment rates improved, resulting in favorable trends in delinquency and write-off rates, and a corresponding decrease in finance charge revenue. Annualized net write-offs were 5.4 percent of average credit card receivables during the quarter, down from 7.2 percent in the fourth quarter of 2010. Delinquencies as a percentage of credit card receivables at the end of the fourth quarter were 2.6 percent, down from 3.0 percent at the end of the fourth quarter of 2010. As a result of these improvements, the overall performance of the credit portfolio and economic trends, the reserve for bad debt was reduced by $10 million.

•	Earnings before interest and taxes increased $11 million to $417 million, or 12.8 percent of total revenues, from $406 million, or 13.9 percent of total revenues, in last year’s fourth quarter.

FULL YEAR RESULTS

For the fiscal year ended January 28, 2012, net earnings were up $70 million to $683 million, an increase of 11.4 percent compared with net earnings of $613 million for the fiscal year ended January 29, 2011. Earnings per diluted share for the same periods were $3.14 and $2.75, respectively.

Full year same-store sales increased 7.2 percent compared with fiscal 2010. Net sales for the year were a record $10.50 billion, an increase of 12.7 percent compared with prior year net sales of $9.31 billion.

CAPITAL INVESTMENT AND EXPANSION UPDATE

In fiscal 2012, the company’s capital expenditures, net of property incentives, are expected to total between $480 and $520 million, compared with approximately $430 million in fiscal 2011. The majority of the increase is attributable to investments in e-commerce.

Nordstrom has announced plans to open the following stores in fiscal year 2012:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Full-line Stores
Salt Lake City, Utah	City Creek Center	125	March 22

Nordstrom Rack
Orange, California	Outlets at Orange	35	March 1
Seattle, Washington[1]	Westlake Center	43	March 15
Boise, Idaho	Boise Towne Plaza	37	April 12
Alpharetta, Georgia	North Point MarketCenter	35	April 19
Farmington, Connecticut	West Farms Shopping Center	35	April 26
Temecula, California	Commons at Temecula	36	May 3
Willow Grove, Pennsylvania	Willow Grove Park	40	May 10
Long Island, New York[2]	Gallery at Westbury Plaza	36	Fall
Phoenix, Arizona	Town & Country	35	Fall
Manchester, Missouri	Manchester	35	Fall
San Diego, California	Carmel Mountain Plaza	39	Fall
Huntington Beach, California	Edinger Plaza	34	Fall
Warwick, Rhode Island	Warwick Mall	37	Fall
Tysons Corner, Virginia	Tysons Corner	42	Fall

1Nordstrom plans to relocate its Downtown Seattle Nordstrom Rack store to the nearby Westlake Center.

2Nordstrom plans to relocate its Nordstrom Rack store at the Mall at the Source in Long Island, New York to the nearby Gallery at Westbury Plaza.

FISCAL YEAR 2012 OUTLOOK

In 2012, Nordstrom plans to continue to invest and build upon the foundation for sustainable growth in top-line revenues, earnings and Return on Invested Capital (“ROIC”). For the 2012 fiscal year, Nordstrom expects same-store sales to increase 4 to 6 percent, and earnings per diluted share in the range of $3.30 to $3.45 for the full year. The expectations include the impact of the 53rd week, which will add $160 to $170 million to total sales and approximately $0.03 to $0.05 to earnings per diluted share.

The company’s expectations for fiscal 2012 are as follows:

Same-store sales	4 to 6 percent increase
Credit card revenues	$0 to $10 million increase
Gross profit (%)	5 to 35 basis point decrease
Retail selling, general and administrative expenses ($)	$265 to $330 million increase
Credit selling, general and administrative expenses ($)	$10 to $20 million increase
Interest expense, net	$25 to $30 million increase
Effective tax rate	39.0 percent
Earnings per diluted share	$3.30 to $3.45
Diluted shares outstanding	213.0 million

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss fourth quarter and fiscal year 2011 results and 2012 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ slides, visit the Investor Relations section of the company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides will be available in the webcasts section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1323 (passcode: 6673) until the close of business on February 23, 2012.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 225 stores in 30 states, including 117 full-line stores, 104 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 2, 2013, anticipated annual same-store sales rate, anticipated store openings, anticipated capital expenditures for fiscal year 2012 and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, our Forms 10-Q for the fiscal quarters ended April 30, 2011, July 30, 2011 and October 29, 2011, and our Form 10-K for the fiscal year ended January 28, 2012, to be filed with the SEC on or about March 16, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended		Year Ended
	1/28/12	1/29/11	1/28/12	1/29/11
Net sales	$3,169	$2,816	$10,497	$9,310
Credit card revenues	97	100	380	390

Total revenues	3,266	2,916	10,877	9,700
Cost of sales and related buying and occupancy costs	(1,973)	(1,758)	(6,592)	(5,897)
Selling, general and administrative expenses:
Retail	(818)	(697)	(2,807)	(2,412)
Credit	(58)	(55)	(229)	(273)

Earnings before interest and income taxes	417	406	1,249	1,118
Interest expense, net	(38)	(33)	(130)	(127)

Earnings before income taxes	379	373	1,119	991
Income tax expense	(143)	(141)	(436)	(378)

Net earnings	$236	$232	$683	$613

Earnings per share:
Basic	$1.13	$1.06	$3.20	$2.80
Diluted	$1.11	$1.04	$3.14	$2.75

Weighted average shares outstanding:
Basic	208.2	218.8	213.5	218.8
Diluted	212.3	222.9	217.7	222.6

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	1/28/12	1/29/11
Assets
Current assets:
Cash and cash equivalents	$1,877	$1,506
Accounts receivable, net	2,033	2,026
Merchandise inventories	1,148	977
Current deferred tax assets, net	220	236
Prepaid expenses and other	282	79

Total current assets	5,560	4,824

Land, buildings and equipment, net	2,469	2,318
Goodwill	175	53
Other assets	287	267

Total assets	$8,491	$7,462

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$917	$846
Accrued salaries, wages and related benefits	388	375
Other current liabilities	764	652
Current portion of long-term debt	506	6

Total current liabilities	2,575	1,879

Long-term debt, net	3,141	2,775
Deferred property incentives, net	500	495
Other liabilities	319	292

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 207.6 and 218.0 shares issued and outstanding	1,484	1,168
Retained earnings	517	882
Accumulated other comprehensive loss	(45)	(29)

Total shareholders’ equity	1,956	2,021

Total liabilities and shareholders’ equity	$8,491	$7,462

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Year Ended
	1/28/12	1/29/11
Operating Activities
Net earnings	$683	$613
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	371	327
Amortization of deferred property incentives and other, net	(46)	(54)
Deferred income taxes, net	14	2
Stock-based compensation expense	50	42
Tax benefit from stock-based compensation	20	15
Excess tax benefit from stock-based compensation	(22)	(16)
Provision for bad debt expense	101	149
Change in operating assets and liabilities:
Accounts receivable	(98)	(74)
Merchandise inventories	(137)	(80)
Prepaid expenses and other assets	-	1
Accounts payable	54	72
Accrued salaries, wages and related benefits	6	37
Other current liabilities	95	42
Deferred property incentives	78	95
Other liabilities	8	6

Net cash provided by operating activities	1,177	1,177

Investing Activities
Capital expenditures	(511)	(399)
Change in restricted cash	(200)	-
Change in credit card receivables originated at third parties	(7)	(66)
Other, net	(10)	3

Net cash used in investing activities	(728)	(462)

Financing Activities
Proceeds from long-term borrowings, net of discounts	824	498
Principal payments on long-term borrowings	(6)	(356)
Proceeds from sale of interest rate swap	72	-
(Decrease) increase in cash book overdrafts	(30)	37
Cash dividends paid	(197)	(167)
Payments for repurchase of common stock	(840)	(84)
Proceeds from issuances under stock compensation plans	76	48
Excess tax benefit from stock-based compensation	22	16
Other, net	1	4

Net cash used in financing activities	(78)	(4)

Net increase in cash and cash equivalents	371	711
Cash and cash equivalents at beginning of year	1,506	795

Cash and cash equivalents at end of year	$1,877	$1,506

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our Nordstrom branded full-line and online stores, our Nordstrom Rack stores, and our other retail channels including our HauteLook online private sale subsidiary, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and year ended January 28, 2012 compared with the quarter and year ended January 29, 2011:

	Quarter Ended 1/28/12	% of sales[1]		Quarter Ended 1/29/11	% of sales[1]
Net sales	$3,169	100.0%		$2,816	100.0%
Cost of sales and related buying and occupancy costs	(1,950)	(61.5%	)	(1,739)	(61.7%	)

Gross profit	1,219	38.5%		1,077	38.3%
Selling, general and administrative expenses	(818)	(25.8%	)	(697)	(24.8%	)

Earnings before interest and income taxes	401	12.6%		380	13.5%
Interest expense, net	(34)	(1.1%	)	(28)	(1.0%	)

Earnings before income taxes	$367	11.6%		$352	12.5%

	Year Ended 1/28/12	% of sales[1]		Year Ended 1/29/11	% of sales[1]
Net sales	$10,497	100.0%		$9,310	100.0%
Cost of sales and related buying and occupancy costs	(6,517)	(62.1%	)	(5,831)	(62.6%	)

Gross profit	3,980	37.9%		3,479	37.4%
Selling, general and administrative expenses	(2,807)	(26.7%	)	(2,412)	(25.9%	)

Earnings before interest and income taxes	1,173	11.2%		1,067	11.5%
Interest expense, net	(117)	(1.1%	)	(106)	(1.1%	)

Earnings before income taxes	$1,056	10.1%		$961	10.3%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and year ended January 28, 2012 compared with the quarter and year ended January 29, 2011:

	Quarter Ended		Year Ended
	1/28/12	1/29/11	1/28/12	1/29/11
Credit card revenues	$97	$100	$380	$390
Interest expense	(4)	(5)	(13)	(21)

Net credit card income	93	95	367	369
Cost of sales – loyalty program	(23)	(19)	(75)	(66)
Selling, general and administrative expenses:
Operational and marketing expenses	(39)	(31)	(128)	(124)
Bad debt expense	(19)	(24)	(101)	(149)

Earnings before income taxes	$12	$21	$63	$30

The following table illustrates the activity in our allowance for credit losses for the quarter and year ended January 28, 2012 and January 29, 2011:

	Quarter Ended		Year Ended
	1/28/12	1/29/11	1/28/12	1/29/11
Allowance at beginning of period	$125	$160	$145	$190
Bad debt provision	19	24	101	149
Write-offs	(34)	(44)	(153)	(211)
Recoveries	5	5	22	17

Allowance at end of period	$115	$145	$115	$145

Net write-offs as a percentage of average credit card receivables	5.4%	7.2%	6.3%	9.2%

			1/28/12	1/29/11
30+ days delinquent as a percentage of ending credit card receivables			2.6%	3.0%
Allowance as a percentage of ending credit card receivables			5.5%	6.9%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the years ended January 28, 2012 and January 29, 2011:

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared to return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. For the 12 fiscal months ended January 28, 2012, our ROIC decreased to 13.3% compared with 13.6% for the 12 fiscal months ended January 29, 2011. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which increased to 8.7% from 8.6% for the 12 fiscal months ended January 28, 2012, compared with the 12 fiscal months ended January 29, 2011. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	1/28/12	1/29/11
Net earnings	$683	$613
Add: income tax expense	436	378
Add: interest expense	132	128

Earnings before interest and income tax expense	1,251	1,119

Add: rent expense	78	62
Less: estimated depreciation on capitalized operating leases[1]	(42)	(32)

Net operating profit	1,287	1,149

Estimated income tax expense[2]	(501)	(439)

Net operating profit after tax	$786	$710

Average total assets[3]	$7,890	$7,091
Less: average non-interest-bearing current liabilities[4]	(2,041)	(1,796)
Less: average deferred property incentives[3]	(504)	(487)
Add: average estimated asset base of capitalized operating leases[5]	555	425

Average invested capital	$5,900	$5,233

Return on assets	8.7%	8.6%
ROIC	13.3%	13.6%

1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we purchased the property. Asset base is calculated as described in footnote 5 below.

2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended January 28, 2012 and January 29, 2011.

3Based upon the trailing 12-month average.

4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.

5Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by 8. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of January 28, 2012 and January 29, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of January 28, 2012, our Adjusted Debt to EBITDAR was 2.4 compared with 2.2 as of January 29, 2011.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 5.3 and 4.5 for 2011 and 2010. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2011[1]	2010[1]
Debt	$3,647	$2,781
Add: rent expense x 8[2]	627	500
Less: fair value basis adjustment included in long-term debt	(72)	(25)

Adjusted Debt	$4,202	$3,256

Net earnings	683	613
Add: income tax expense	436	378
Add: interest expense, net	130	127

Earnings before interest and income taxes	1,249	1,118

Add: depreciation and amortization expenses	371	327
Add: rent expense	78	62
Add: non-cash acquisition-related charges	21	-

EBITDAR	$1,719	$1,507

Debt to Net Earnings	5.3	4.5
Adjusted Debt to EBITDAR	2.4	2.2

1The components of Adjusted Debt are as of January 28, 2012 and January 29, 2011, while the components of EBITDAR are for the 12 months ended January 28, 2012 and January 29, 2011.

2The multiple of eight times rent expense used to calculate Adjusted Debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Free Cash Flow for the years ended January 28, 2012 and January 29, 2011:

Free Cash Flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

•	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and
•	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest measure calculated using GAAP amounts is net cash provided by operating activities, which was $1,177 for each of the years ended January 28, 2012 and January 29, 2011. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Year Ended
	1/28/12	1/29/11

Net cash provided by operating activities	$1,177	$1,177
Less: capital expenditures	(511)	(399)
Less: cash dividends paid	(197)	(167)
Less: change in credit card receivables originated at third parties	(7)	(66)
(Less) Add: change in cash book overdrafts	(30)	37

Free Cash Flow	$432	$582

Net cash used in investing activities	$(728)	$(462)
Net cash used in financing activities	$(78)	$(4)